Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Gaurdie Banister Jr. elected to Dow Board of Directors

MIDLAND, Mich. – August 13, 2020 – Dow (NYSE: DOW) today announced that Gaurdie Banister Jr., former president and CEO of Aera Energy LLC, an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil, has been elected to Dow’s Board of Directors, effective immediately.

Mr. Banister brings to Dow’s board extensive global business and leadership expertise and public company board experience. He has a strong background in engineering and the energy sector and provides valuable perspective in strategic planning, risk management and operational excellence, all relevant to the business operations and focus of the Company. He will serve on the Environmental, Health, Safety and Technology and the Compensation and Leadership Development committees of Dow’s board.

“Throughout his 35 years of executive management and oversight responsibilities, Gaurdie has distinguished himself as an international business leader and a catalyst for value creation,” said Jim Fitterling, Dow chairman and CEO. “We look forward to benefiting from his wealth of knowledge and expertise.”

Mr. Banister’s appointment further strengthens the industry leadership and diversity of Dow’s Board of Directors. Dow’s board composition ranks in the top quartile for ethnic diversity among both industry peers and its proxy peer group. Dow’s board is also comprised of a strong balance of new and experienced directors, with more than half joining in the past five years.

For a complete list of Dow’s board members, committee assignments and other corporate governance information, visit our Corporate Governance website.

About Dow

Dow (NYSE: DOW) combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care. Dow operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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For further information, please contact:

Investors:	Media:
Colleen Kay	Kyle Bandlow
+1 989-636-0920	+1 989-638-2417
ckay@dow.com	kbandlow@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow